Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the 14th day of September, 2007, by and between TRI-S SECURITY CORPORATION, a Georgia corporation (the “Company”), and JOHN RAYMOND OLIVER, an individual resident of the State of Georgia (“Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive desire that the Executive become employed by the Company as provided herein;

WHEREAS, the Company desires to provide fair and reasonable benefits to the Executive on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense; and

WHEREAS, the Company and the Executive desire to set forth in writing the terms and conditions of the Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment and Duties.

(a) Upon the terms and subject to the conditions set forth in this Agreement, effective as of the date hereof, the Company hereby employs the Executive as the Chief Financial Officer of the Company, and the Executive hereby accepts such employment. During the term of this Agreement, the Executive agrees that this position will be his principal employment, that he will serve the Company faithfully and to the best of his ability and that he will devote his full business time, attention and skills to the operation of the business of the Company, subject to reasonable absences for vacation and illness, and that he will perform such duties, functions and responsibilities in connection with such position and consistent with the foregoing as are from time to time delegated to the Executive by the Chief Executive Officer of the Company; provided, however, that the foregoing shall not be deemed to restrict the Executive from devoting a reasonable amount of time and attention to the management of his personal affairs and investments, so long as such activities do not interfere with the responsible performance of the Executive’s duties hereunder. The Executive shall provide the Chief Executive Officer of the Company with periodic reports on, and keep him informed on a current basis concerning, the business and affairs of the Company.

(b) The Company shall provide the Executive with a private office, office equipment, supplies and other facilities and services suitable to the Executive’s position to be located at the corporate offices of the Company.

2. Term. The term (“Term”) of this Agreement shall commence on the date hereof and shall continue until the earlier of the second anniversary of the date hereof or the date on which this Agreement is terminated pursuant to the terms hereof.

3. Compensation and Benefits. In consideration of the services rendered by the Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide the Executive the following compensation and benefits, it being understood that the Company shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law (including, without limitation, Social Security payments, income tax withholding and other required deductions now in effect or which may become effective by law any time during the Term):

(a) The Executive shall receive an annual salary of One Hundred Ninety Thousand Dollars ($190,000.00) to be paid in equal installments in accordance with the Company’s salary payment practices in effect from time to time. On the first anniversary of this Agreement, the annual salary to be received by Executive hereunder shall be increased by five percent (5%). The Company may consider and declare from time to time additional increases in salary it pays the Executive. As used herein, “Salary” refers to the annual Salary then being paid to the Executive pursuant to this Section 3(a).

(b) In addition to Salary, the Executive shall be entitled to receive an annual retention bonus of $10,000 per year, payable on December 31st of each year during the Term.

(c) The Executive also shall be entitled to receive for each fiscal year of the Company (a “Fiscal Year”) during the Term a bonus (the “Profit Bonus”) equal to two percent (2%) of the Company’s EBITDA, as adjusted (defined as earnings before income taxes, depreciation, amortization, non-cash stock-based compensation and other income/expense), for such Fiscal Year; provided, that the Profit Bonus for any fiscal year shall not exceed sixty percent (60%) of the Salary for such Fiscal Year The Profit Bonus, if any, for any particular Fiscal Year shall be payable in cash quarterly, based upon the Company’s unaudited quarterly financial information; provided, however, that if the Company has a net loss for any particular quarter during a Fiscal Year, then no Profit Bonus shall be paid in subsequent quarters of such Fiscal Year until the Company has achieved net income for such Fiscal Year. The Profit Bonus, if any, for the fourth quarter of any Fiscal Year shall be paid within thirty (30) days after the Company has finalized its audited financial statements for such Fiscal Year. Notwithstanding anything herein to the contrary, if the Executive’s employment is terminated prior to the end of any Fiscal Year during the Term, then the Executive shall be entitled to receive the Profit Bonus otherwise payable to the Executive with respect to such Fiscal Year through the date of such termination.

(d) During the Term, the Executive shall be included as a participant in all present and future employee benefit, retirement and compensation plans generally available to executives of the Company, consistent with his Salary and his position with the Company, including, without limitation, the Company’s pension plan and hospitalization, major medical, disability and group life insurance plans. Without limiting the generality of the foregoing, the Company shall reimburse the Executive for one hundred percent (100%) of the costs to the Executive of the health insurance coverage purchased by the Executive for himself and his family, with such reimbursement to be made in accordance with the Company’s policies and procedures relating to the incurrence and reimbursement of such costs as shall, from time to time, be established by the Company.

(e) The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by him in connection with the fulfillment of his duties hereunder, upon receipt of appropriate vouchers therefor, provided that the Executive has complied with all reasonable policies and procedures relating to the incurrence and reimbursement of such expenses as shall, from time to time, be established by the Company. The reimbursement to which the Executive is entitled pursuant to this Section 3(e) shall include reimbursement to the Executive by the Company for the Executive’s monthly automobile allowance up to $500 per month.

(f) The Executive shall be entitled to three (3) weeks vacation with pay during each Fiscal Year of the Company, and such vacation to be taken by the Executive at such times as shall be consistent with the business requirements of the Company. Such vacation time allowance shall be a cumulative accrual, and any unused vacation time for each year of the Term shall not be forfeited by the Executive if not used during such year, provided that at no time shall the Executive take more than two weeks of vacation consecutively.

(g) The Company shall grant to the Executive pursuant to the Company’s 2004 Stock Incentive Plan, as amended (the “Incentive Plan”), a ten (10) year qualified stock option (the “Option”) to purchase 100,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price equal to the Fair Market Value (as defined in the Incentive Plan) of the Common Stock on the date of grant (the “Date of Grant”). The Option shall vest and first become exercisable with respect to one-half ( 1/2) of the underlying shares of Common Stock on each of the first anniversary of the Date of Grant and the second anniversary of the Date of Grant. The Date of Grant shall be the date on which the Compensation Committee of the Company’s Board of Directors approves the issuance of the Option. The Executive understands and acknowledges that, if at the time the Executive elects to exercise the Option or any portion thereof, a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission is not effective or otherwise available to cover the issuance of the underlying shares upon such exercise, then such exercise and subsequent issuance may be delayed until such issuance is registered pursuant to the Securities Act of 1933, as amended, or an exemption from registration requirements thereof is available.

4. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate on the earliest to occur of the following events: (i) on the mutual agreement of the Company and the Executive; (ii) the death of the Executive; (iii) the Executive becoming unable to perform a substantial portion of his duties as described herein, even with a reasonable accommodation, due to injury, illness or disability (mental or physical) as determined by an independent physician selected by the Company and reasonably satisfactory to the Executive for a period of six (6) consecutive months or any aggregate period of six (6) months in any twelve (12) month period

(“Disability”); (iv) immediately upon the Company giving written notice (referred to herein as the “Notice of Termination”) to the Executive of termination for any reason or for no reason; (v) immediately upon the Executive giving a Notice of Termination, which Notice of Termination shall specify in reasonable detail the reason (or lack thereof) for such termination hereunder, to the Company of termination (1) due to a material breach by the Company of, or a material failure by the Company to perform, the terms and conditions of this Agreement and, after written notice from the Executive of such breach or failure, the Company at any time thereafter again so breaches or fails to perform, or (2) for any other reason or for no reason; or (vi) immediately and at any time upon the Company giving a Notice of Termination to the Executive of a termination for Cause (as defined herein), which Notice of Termination shall specify in reasonable detail the Cause for such termination hereunder.

(b) For purposes of this Agreement, “Cause” for termination hereof shall exist if: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) in the reasonable determination of the Board of Directors of the Company, the Executive has engaged in conduct or activity materially damaging to the business of the Company (it being understood, however, that unintentional physical damage to any property of the Company by the Executive shall not be a ground for such a determination by the Board of Directors of the Company); or (iii) the Executive has failed, without reasonable cause, to devote his full business time and best efforts to the business of the Company as provided in Section 1(a) hereof and, after written notice from the Company of such failure, the Executive at any time thereafter again so fails.

5. Compensation Upon Termination. In the event of the termination of the Executive’s employment with the Company pursuant to Section 4 hereof, the Company shall continue to pay compensation and benefits to the Executive as follows:

(a) In the event of a termination pursuant to Section 4(a)(v)(2) or Section 4(a)(vi) hereof, compensation provided for herein shall continue to be paid, and the Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 3 hereof, through and including, without limitation, the date of termination specified in the Notice of Termination (the “Date of Termination”). Any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the Date of Termination shall be paid when due under such plans.

(b) In the event of a termination pursuant to Section 4(a)(iv) or Section 4(a)(v)(1) hereof, compensation and benefits provided for herein shall continue to be paid and provided to the Executive for a period of six (6) months after the Date of Termination, so long as the Executive is not in breach of the terms and conditions of Section 7 hereof; provided, however, that in the event of a termination pursuant to Section 4(a)(iv) at anytime from the date hereof through January 1, 2008, compensation and benefits provided for herein shall continue to be paid and provided to the Executive for a period of only three (3) months after the Date of Termination. Notwithstanding the first proviso in the immediately preceding sentence, any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the Date of Termination shall be paid when due under such plans.

(c) In the event of a termination pursuant to Section 4(a)(ii) or Section 4(a)(iii) hereof, compensation provided for herein shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 3 hereof (i) in the event of the Executive’s death, through the date of death, or (ii) in the event of the Executive’s Disability, through the Date of Termination pursuant to Section 4(a)(iii) hereof. Any benefits payable under insurance, health, retirement and bonus plans as a result of the Executive’s participation in such plans through the date of death or the Date of Termination pursuant to Section 4(a)(iii) hereof, as the case may be, shall be paid when due under those plans.

6. Representations and Warranties.

(a) The Executive represents and warrants to the Company that: (i) he has the full power and authority to execute, deliver and perform this Agreement, and that he has taken all actions necessary to secure all approvals required in connection herewith and therewith; (ii) this Agreement has been duly authorized, executed and delivered by him and constitutes his valid and binding agreement, enforceable against him in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, leases, agreement, instrument, order, arbitration award, judgment or decree to which he is a party or by which he or any of his assets are bound.

(b) The Company hereby represents and warrants to the Executive that: (i) this Agreement has been duly authorized, executed and delivered by it, and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms; (ii) it has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, its charter or bylaws or any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which it is a party or by which it or any of its assets are bound.

7. Confidentiality.

(a) The Executive hereby acknowledges that (i) he has intimate knowledge of the business of the Company and the Company which, if exploited by him, in contravention of this Agreement, would seriously adversely and irreparably affect the value of the Company and its operations; (ii) the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company; (iii) any violation of this Section 7 will result in irreparable injury to the Company and that damages at law would not be reasonable or adequate compensation to the Company for a violation of this Section 7; and (iv) in the course of his employment with the Company, as contemplated by this Agreement, and as a result of the position of trust that he will hold under this Agreement, he will obtain private and confidential information, trade secrets and proprietary data relating to the Company and its subsidiaries and affiliates, including, without limitation, financial information, customer information and other data that are valuable assets and property rights of the Company and its subsidiaries and affiliates (collectively referred to as “Confidential Information”). The Executive hereby covenants and agrees with the Company that he will not, directly or indirectly, while he is in the Company’s employ and through the period ending one (1) year after the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily), disclose or use or otherwise exploit for his own benefit, or the benefit of any other person, except as may be necessary in the performance of his duties hereunder, any Confidential Information disclosed to the Executive or of which the Executive became aware by reason of his employment with the Company.

(b) In addition to all other remedies provided at law or in equity, the Company may petition and obtain from a court of law or equity both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security to prevent a breach by the Executive of any covenant contained in this Section 7, as well as to an equitable accounting of all earnings and profits and other benefits arising out of any such violations.

(c) The Executive agrees that upon the termination of his employment for any reason whatsoever (whether voluntarily or involuntarily) he will not take with him or retain without written authorization, and he will promptly deliver to the Company, originals and all copies of all papers, files or other documents containing any Confidential Information and all other property belonging to the Company and in his possession or under his control.

8. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addresses specified below.

If to the Executive:	John Raymond Oliver
121 Cloister Drive
Peachtree City, Georgia 30269

If to the Company:	Tri-S Security Corporation
Royal Centre One
11675 Great Oaks Way, Suite 120
Alpharetta Georgia 30022
Attention: Chief Executive Officer
Facsimile: (678) 808-1551

or to such other address or fax number as either party may from time to time designate in writing to the other.

9. Compliance with Code Section 409A. The Company and the Executive acknowledge and agree that (i) it is their mutual intent that no benefit arising under this

Agreement shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent and any inconsistent provision of this Agreement may be modified or amended by the Company in its sole discretion and without further consent of the Executive; provided, however, that the Company shall have no liability whatsoever to the Executive or any other person in the event that any benefit hereunder is determined to be subject to and not in compliance with Section 409A of the Code. In furtherance, and not limitation, of the foregoing, the Company and the Executive agree that in the event that it is determined by the Company that, as a result of Section 409A of the Code (and any related regulations or other pronouncements thereunder), any of the payments that the Executive is entitled to under the terms of this Agreement may not be made at the time contemplated by the terms thereof without causing the Executive to be subject to excise tax and interest under Section 409A(1)(B) of the Code, the Company will make such payment on the first day determined to be permissible by the Company under Section 409A of the Code without the Executive incurring such a penalty.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior or contemporaneous agreements and understandings, whether oral or written, with respect to the same. Except as provided in Section 9 hereof, no modification, alteration, amendment or rescission of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

11. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Georgia.

12. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights, duties and obligations under this Agreement are assignable by the Company to a successor of all or substantially all of the business or assets of the Company. The rights, duties and obligations of the Executive under this Agreement shall not be assignable.

13. Survival. The respective obligations of the parties under Sections 5 and 7 hereof shall survive the termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered, and the Executive has executed and delivered this Agreement, all as of the day and year first above written.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Its:	RONALD G. FARRELL,
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

By:	/s/ John R. Oliver
JOHN R. OLIVER